UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 7, 2016
JETBLUE AIRWAYS CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State of Other Jurisdiction of Incorporation)

000-49728 (Commission File Number)	87-0617894 (I.R.S. Employer Identification No.)

27-01 Queens Plaza North, Long Island City, New York (Address of principal executive offices)	11101 (Zip Code)
(718) 286-7900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure.

On September 10, 2015, the Board of Directors of JetBlue Airways Corporation (the “Company”) authorized the Company to repurchase up to $250 million worth of shares of the Company’s common stock over a three year period, beginning on January 1, 2016, as previously disclosed in the Company’s reports filed with the Securities and Exchange Commission.

On November 7, 2016, the Company entered into two agreements (each, an “ASR Agreement”) with (1) Goldman, Sachs & Co. (“GS&Co.”) and (2) Morgan Stanley & Co. LLC (“MS&Co”, and together with GS&Co., the “Dealers”) in each case to implement a separate accelerated share repurchase program. Under each ASR Agreement, on November 8, 2016, the Company will pay $60 million to each Dealer and initially expects to receive from each Dealer approximately 2.7 million shares based on the closing share price on November 7, 2016. The total number of shares that will ultimately be purchased by the Company pursuant to each ASR program will generally be based on the average of the daily Rule 10b-18 volume weighted average prices of the Company’s common stock during the term of each ASR program, less a discount.

Upon final settlement of each ASR Agreement, the Company may be entitled to receive additional shares of the Company’s common stock from each Dealer or, under certain circumstances specified in each ASR Agreement, the Company may be required to deliver shares or make a cash payment, at its option, to each Dealer. Each ASR program is expected to be completed by the end of the fourth quarter of 2016 and will be funded with cash on hand.

The information contained in this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JETBLUE AIRWAYS CORPORATION (Registrant)

Date: November 7, 2016	By:	/s/ Alexander Chatkewitz
Alexander Chatkewitz Vice President, Controller and Chief Accounting Officer (principal accounting officer)